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                                                                   Exhibit 10.12



                                               July 15, 1999


John F. Antioco
10592 North 106th Place
Scottsdale, Arizona  85258


Dear Mr. Antioco:


     Blockbuster Inc. ("Blockbuster"), having an address at 1201 Elm Street, Dallas, Texas 75270, agrees to employ you and you agree to accept such employment upon the following terms and conditions:

     l. TERM. Your employment hereunder shall commence on July 15, 1999 and, unless terminated by Blockbuster or you pursuant to paragraph 8 hereof, shall continue through and until June 15, 2002. The period from July 15, 1999 through June 15, 2002 shall hereinafter be referred to as the "Employment Term" notwithstanding any earlier termination of your employment pursuant to paragraph 8.

     2. DUTIES. During the Employment Term, you agree to devote your entire business time, attention and energies to the business of Blockbuster. You will be Chairman, Chief Executive Officer of Blockbuster and you agree to perform such duties, and such other duties reasonable and consistent with such office as may be assigned to you from time to time by the Chief Executive Officer (the "CEO") of Viacom Inc. ("Viacom") or a Deputy Chairman of Viacom until Blockbuster completes its initial public offering (the "IPO") of its Class A Common Stock (the "Blockbuster A Stock") and thereafter as may be assigned from time to time by the Blockbuster Board of Directors. However, nothing in this Agreement shall preclude you from serving on the Boards of Directors of Main Street & Main Inc. and any charitable, educational, religious, public interest or public service organization, in each instance not inconsistent with Blockbuster, or from devoting reasonable periods of time to the aforementioned organizations, provided that such activities do not interfere with the performance of your duties and responsibilities hereunder. You will have such authority as is necessary for the performance of your duties as Chairman, Chief Executive Officer of Blockbuster, within the authorization limits established by the Viacom Board of Directors for management and consistent with on-going policies developed by Viacom's senior management before the IPO and thereafter within the authorization limits established by the Blockbuster Board of Directors. Your principal place of business shall be at Blockbuster's headquarters in the Dallas, Texas metropolitan area.


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John F. Antioco
July 15, 1999
Page  2


     3.   COMPENSATION.

          (a) SALARY: For all the services rendered by you in any capacity hereunder, Blockbuster agrees to pay you the sum of One Million Three Hundred Thousand Dollars ($1,300,000) per annum ("Salary") for the balance of the 1999 calendar year, payable in accordance with Blockbuster's then effective payroll practices. Your Salary for the period from January 1, 2000 through June 15, 2002 shall be One Million Dollars ($1,000,000) per annum.

          (b) BONUS COMPENSATION: In addition to your Salary, you shall be entitled to receive bonus compensation for each of the calendar years during the Employment Term, determined and payable as follows ("Bonus"):

          (i) Your Bonus for each calendar year during your employment with Blockbuster under this Agreement will be determined in accordance with Blockbuster's Senior Executive Short-Term Incentive Plan (the "Senior Executive STIP") or Viacom's Short-Term Incentive Plan (the "STIP"), as applicable, as the same may be amended from time to time.

          (ii) Your Bonus for any full calendar year during the Employment Term before the IPO occurs shall be determined in accordance with the STIP. Your Bonus for the calendar year in which the IPO occurs and for each subsequent calendar year or portion thereof during the Employment Term shall be determined in accordance with the Senior Executive STIP.

          (iii) Your Target Bonus for each of the calendar years during the Employment Term shall be 125% of Salary and the annual rate of Deferred Compensation (as defined in paragraph 3(c)) for such year. Your Bonus for calendar year 2002 may be pro-rated.

          (iv) Your Bonus for each calendar year shall be payable by February 28 of the following year.

          (c) DEFERRED COMPENSATION: In addition to your Salary and Bonus, you shall earn, in respect of each calendar year during the Employment Term, commencing with the calendar year 2000, an additional amount ("Deferred Compensation"), the payment of which (together with the return thereon as provided in this paragraph 3(c)) shall be deferred until January of the first calendar year in which you cease to be an executive officer of Blockbuster for purposes of the Securities Exchange Act of 1934, as amended. The amount of Deferred Compensation shall be Three Hundred Fifty Five Thousand Dollars ($355,000) for calendar year 2000, Four Hundred Fifty Five Thousand Dollars ($455,000) for calendar year 2001 and Two Hundred Thirty Thousand Dollars ($230,000) for the portion of calendar year 2002 during the Employment Term. Deferred Compensation shall be credited to a bookkeeping account

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John F. Antioco
July 15, 1999
Page  3


maintained by Blockbuster for your account, the balance of which account shall periodically be credited (or debited) with the deemed positive (or negative) return calculated in the same manner and at the same times, as the deemed return on your account is determined under Blockbuster's Excess 401(k) Plan, as such plan may be amended from time to time. Blockbuster's obligation to pay the Deferred Compensation, including the return thereon provided for in this paragraph 3(c)) shall be an unfunded obligation to be satisfied from the general funds of Blockbuster.

          (d) BLOCKBUSTER STOCK OPTIONS:

          (i) IPO COMPLETION GRANT AND INITIAL ANNUAL GRANT. Upon the successful completion of the IPO, you shall receive stock options to purchase one million (1,000,000) shares of the Blockbuster A Stock (the "IPO Grant") issued at fair market value at the time of grant, vesting in five (5) equal equal installments on the first, second, third, fourth and fifth anniversaries of the date of grant. The IPO Grant represents your IPO completion grant and your initial annual grant.

          (ii) SUBSEQUENT ANNUAL GRANTS. In addition to the IPO Grant, you shall receive, upon each of the first and second anniversaries of the IPO, a grant of stock options with respect to the Blockbuster A Stock (a "Subsequent Annual Grant"), issued at fair market value at the time of grant, with an aggregate exercise price equal to Six Million Dollars ($6,000,000) for each Subsequent Annual Grant. To illustrate, if the fair market value of the Blockbuster A Stock was $30 per share on the date of grant, you would receive a Subsequent Annual Grant of stock options to purchase 200,000 shares of Blockbuster A Stock. The Subsequent Annual Grants shall vest in four equal installments on the first, second, third and fourth anniversaries of the date of grant.

     4. BENEFITS. You shall be entitled to participate in such medical, dental and life insurance, 401(k), pension and other plans as Blockbuster may have or establish from time to time and in which you would be entitled to participate pursuant to the terms thereof. The foregoing, however, shall not be construed to require Blockbuster to establish any such plans or to prevent the modification or termination of such plans once established, and no such action or failure thereof shall affect this Agreement. It is further understood and agreed that all benefits you may be entitled to as an employee of Blockbuster shall be based upon your Salary and Deferred Compensation, as set forth in paragraphs 3(a) and
(c) hereof, and not upon any bonus compensation due, payable or paid to you hereunder, except where the benefit plan expressly provides otherwise. You shall be entitled to four (4) weeks vacation.


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John F. Antioco
July 15, 1999
Page  4


     5. BUSINESS EXPENSES. During the Employment Term, you shall be reimbursed for such reasonable travel and other expenses incurred in the performance of your duties hereunder as are customarily reimbursed to senior executives of Blockbuster. You shall be entitled to a car allowance in the amount of One Thousand One Hundred Dollars ($1,100) per month.

     6.   EXCLUSIVE EMPLOYMENT, CONFIDENTIAL INFORMATION, ETC.

          (a) NON-COMPETITION. You agree that your employment hereunder is on an exclusive basis, and that during the shorter of (x) the Employment Term and (y) one (1) year after the termination of your employment pursuant to paragraph 8(b) or 8(c) hereof or eighteen (18) months after the termination of your employment pursuant to paragraph 8(a) hereof (the "Non-Compete Period"), you will not engage in any other business activity which is in conflict with your duties and obligations hereunder. You agree that during the Non-Compete Period you shall not directly or indirectly engage in or participate as an officer, employee, director, agent of or consultant for any business directly competitive with any business that Viacom or Blockbuster is in or may enter into during the Employment Term, nor shall you make any investments in any company or business competing with Viacom or Blockbuster; PROVIDED, HOWEVER, that nothing herein shall prevent you from investing as less than a one (1%) percent shareholder in the securities of any company listed on a national securities exchange or quoted on an automated quotation system.

          (b) CONFIDENTIAL INFORMATION. You agree that you shall not, during the Employment Term or at any time thereafter, use for your own purposes, or disclose to or for the benefit of any third party, any trade secret or other confidential information of Blockbuster, Viacom or any of Viacom's affiliates (except as may be required by law or in the performance of your duties hereunder consistent with Blockbuster's policies) and that you will comply with any confidentiality obligations of Blockbuster or Viacom to a third party, whether under agreement or otherwise. Notwithstanding the foregoing, confidential information shall be deemed not to include information which (i) is or becomes generally available to the public other than as a result of a disclosure by you or any other person who directly or indirectly receives such information from you or at your direction or (ii) is or becomes available to you on a non-confidential basis from a source which is entitled to disclose it to you.

          (c) NO EMPLOYEE SOLICITATION. You agree that, during the Employment Term and for one (1) year thereafter, you shall not, directly or indirectly, engage, employ, or solicit the employment of any person who is then or has been within six (6) months prior thereto, an employee of Blockbuster, Viacom or any of Viacom's affiliates.


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John F. Antioco
July 15, 1999
Page  5


          (d) BLOCKBUSTER OWNERSHIP. The results and proceeds of your services hereunder, including, without limitation, any works of authorship resulting from your services during your employment with Blockbuster, Viacom and/or any of Viacom's affiliates and any works in progress, shall be works-made-for-hire and Blockbuster shall be deemed the sole owner throughout the universe of any and all rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner Blockbuster determines in its sole discretion without any further payment to you whatsoever. If, for any reason, any of such results and proceeds shall not legally be a work-for-hire and/or there are any rights which do not accrue to Blockbuster under the preceding sentence, then you hereby irrevocably assign and agree to assign any and all of your right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed to Blockbuster, and Blockbuster shall have the right to use the same in perpetuity throughout the universe in any manner Blockbuster determines without any further payment to you whatsoever. You shall, from time to time, as may be requested by Blockbuster, do any and all things which Blockbuster may deem useful or desirable to establish or document Blockbuster's exclusive ownership of any and all rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments. To the extent you have any rights in the results and proceeds of your services that cannot be assigned in the manner described above, you unconditionally and irrevocably waive the enforcement of such rights. This paragraph 6(d) is subject to, and shall not be deemed to limit, restrict, or constitute any waiver by Blockbuster of any rights of ownership to which Blockbuster may be entitled by operation of law by virtue of Blockbuster or any of its affiliates being your employer.

          (e) LITIGATION. You agree that, during the Employment Term, for one
(1) year thereafter and, if longer, during the pendancy of any litigation or other proceeding, (i) you shall not communicate with anyone (other than your own attorneys and tax advisors and, except to the extent necessary in the performance of your duties hereunder) with respect to the facts or subject matter of any pending or potential litigation, or regulatory or administrative proceeding involving any of Blockbuster, Viacom or any of Viacom's affiliates, other than any litigation or other proceeding in which you are a party-in-opposition, without giving prior notice to Blockbuster or Blockbuster's counsel, and (ii) in the event that any other party attempts to obtain information or documents from you with respect to matters possibly related to such litigation or other proceeding, you shall promptly so notify Blockbuster's counsel.


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John F. Antioco
July 15, 1999
Page  6

          (f) NO RIGHT TO GIVE INTERVIEWS OR WRITE BOOKS, ARTICLES, ETC. During the Employment Term, except as authorized by Blockbuster or Viacom or in the performance of your duties, you shall not (i) give any interviews or speeches, or (ii) prepare or assist any person or entity in the preparation of any books, articles, television or motion picture productions or other creations, in either case, concerning Blockbuster, Viacom or any of Viacom's affiliates or any of their officers, directors, agents, employees, suppliers or customers.

          (g) RETURN OF PROPERTY. All documents, data, recordings, or other property, whether tangible or intangible, including all information stored in electronic form, obtained or prepared by or for you and utilized by you in the course of your employment with Blockbuster or any of its affiliates shall remain the exclusive property of Blockbuster. In the event of the termination of your employment for any reason, Blockbuster reserves the right, to the extent permitted by law and in addition to any other remedy Blockbuster may have, to deduct from any monies otherwise payable to you the following: (i) the full amount of any debt you owe to Blockbuster, Viacom or any of Viacom's affiliates at the time of or subsequent to the termination of your employment with Blockbuster, and (ii) the value of the Blockbuster property which you retain in your possession after the termination of your employment with Blockbuster. In the event that the law of any state or other jurisdiction requires the consent of an employee for such deductions, this Agreement shall serve as such consent.

          (h) NON-DISPARAGEMENT. You agree that you shall not, during the Employment Term and for one (1) year thereafter, in any communications with any customer or client of Blockbuster, Viacom or any of Viacom's affiliates, criticize, ridicule or make any statement which disparages or is derogatory of Blockbuster, Viacom or any of Viacom's affiliates or any of their officers, directors, agents or employees.

          (i) INJUNCTIVE RELIEF. Blockbuster has entered into this Agreement in order to obtain the benefit of your unique skills, talent, and experience. You acknowledge and agree that any violation of paragraphs 6(a) through (h) hereof will result in irreparable damage to Blockbuster and Viacom, and, accordingly, Blockbuster and Viacom may obtain injunctive and other equitable relief for any breach or threatened breach of such paragraphs, in addition to any other remedies available to Blockbuster and Viacom.

          (j) SURVIVAL; MODIFICATION OF TERMS. Your obligations under paragraphs 6(a) through (i) hereof shall remain in full force and effect for the entire period provided therein notwithstanding the termination of your employment hereunder. You and Blockbuster agree that the restrictions and remedies contained in paragraphs 6(a) through (i) are reasonable and that it is your intention and the intention of Blockbuster that such restrictions and remedies shall be

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John F. Antioco
July 15, 1999
Page  7

enforceable to the fullest extent permissible by law. If it shall be found by a court of competent jurisdiction that any such restriction or remedy is unenforceable but would be enforceable if some part thereof were deleted or the period or area of application reduced, then such restriction or remedy shall apply with such modification as shall be necessary to make it enforceable.

     7. INCAPACITY. In the event you become totally medically disabled and cannot substantially perform your duties at any time during the Employment Term, the Blockbuster Board of Directors at any time after such disability has continued for 60 consecutive days, may determine that Blockbuster requires that such duties and responsibilities be performed by another executive. In the event you become disabled, you will receive your Salary for the first 26 weeks of consecutive absence. Thereafter, you will be eligible to receive benefits under Blockbuster's Long-Term Disability ("LTD") program in accordance with its terms. Upon receipt of benefits under the LTD program, you will also be entitled to receive the following:

          (i) a pro-rated Target Bonus, subject to applicable withholding taxes, for the calendar year in which such benefits commence;

          (ii) pro-rated Deferred Compensation for the calendar year in which such benefits commence and Deferred Compensation attributable to prior calendar years, payable, together with the return thereon as provided in paragraph 3(c), prior to January 31 of the calendar year following the calendar year in which such benefits commence; and

          (iii) the vesting of all stock options granted to you with respect to the Blockbuster A Stock which have not become exercisable on or prior to the date on which benefits commence under the LTD program will be accelerated and such stock options, together with all stock options granted to you with respect to the Blockbuster A Stock which are exercisable on or prior to the date on which such benefits commence, will be exercisable until one (1) year after the date on which such benefits commence, or, if earlier, the expiration date of such stock options.

     8.   TERMINATION.

          (a) TERMINATION FOR CAUSE. Blockbuster may, at its option, terminate this Agreement forthwith for "cause", and Blockbuster shall thereafter have no further obligations under this Agreement, including, without limitation, any obligation to pay Salary, Deferred Compensation or Bonus or provide benefits under this Agreement. For purposes of this Agreement, termination of this Agreement for "cause" shall mean termination for embezzlement, fraud or other conduct which would constitute a felony, conviction of a felony, or willful unauthorized disclosure of confidential information, or if you at any time materially breach this Agreement (including, without limitation, your willful failure, neglect of or intentional refusal to

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John F. Antioco
July 15, 1999
Page  8

substantially perform your obligations hereunder as set forth in paragraphs 2 and 11 hereof), except in the event of your disability as set forth in paragraph
7. Anything herein to the contrary notwithstanding, Blockbuster will give you written notice prior to terminating this Agreement for your material breach setting forth the exact nature of any alleged breach and the conduct required to cure such breach. You shall have ten (10) business days from the giving of such notice within which to cure to the extent the breach is curable.

          (b) GOOD REASON TERMINATION. You may terminate your employment hereunder for "Good Reason" at any time during the Employment Term by written notice to Blockbuster not more than thirty (30) days after the occurrence of the event constituting "Good Reason". Such notice shall state an effective date no later than ten (10) business days after the date it is given. Blockbuster shall have ten (10) business days from the giving of such notice to cure the alleged cause for "Good Reason". "Good Reason shall mean, without your prior written consent, other than in connection with the termination of your employment for "cause" (as defined above) or in connection with your permanent disability, the assignment to you by Blockbuster or, before the IPO, Viacom of duties substantially inconsistent with your positions, duties, responsibilities, titles or offices, the withdrawal of a material part of your responsibilities as set forth in paragraph 2 to the degree that you cannot exercise the authority of your office, the material breach by Blockbuster of its material obligations hereunder, or the relocation of Blockbuster's principal place of business outside of the Dallas, Texas metropolitan area.

          (c) TERMINATION WITHOUT CAUSE. Blockbuster may terminate your employment hereunder without "cause" (as defined above) at any time during the Employment Term by written notice to you.

          (d) TERMINATION PAYMENTS, ETC. In the event that your employment terminates pursuant to paragraph 8(b) or 8(c) hereof, you shall be entitled to receive, subject to applicable withholding taxes:

          (i) your Salary as provided in paragraph 3(a) until the end of the Employment Term, payable in accordance with Blockbuster's then effective payroll practices;

          (ii) bonus compensation for each calendar year during the Employment Term equal to your Target Bonus as set forth in paragraph 3(b);

          (iii) Deferred Compensation for each calendar year during the Employment Term as set forth in paragraph 3(c); Deferred Compensation attributable to the calendar year in which the termination pursuant to paragraph 8(b) or 8(c) hereof occurs and to prior calendar years shall be payable, together with the return thereon as provided in paragraph 3(c), prior to January 31 of the calendar year following such termination; and Deferred


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John F. Antioco
July 15, 1999
Page  9


                 Compensation attributable to subsequent calendar years shall be payable, together with the return thereon as provided in paragraph 3(c), prior to January 31 of the following calendar year;

          (iv) your car allowance as provided in paragraph 5 until the end of the Employment Term, payable in accordance with Blockbuster's then effective payroll practices;

          (v) medical and dental insurance coverage under COBRA until the end of the Employment Term or, if earlier, the date on which you become eligible for medical and dental coverage from a third party employer; during this period, Blockbuster will pay an amount equal to the applicable COBRA premiums (or such other amounts as may be required by applicable law) (which amount will be included in your income for tax purposes to the extent required by applicable law); at the end of such period, you may elect to continue your medical and dental insurance coverage at your own expense for the balance, if any, of the period required by law;

          (vi) life insurance coverage until the end of the Employment Term (the amount of Salary covered by such insurance to be reduced by the amount of any salary payable to you by a third party);

          (vii) the following with respect to grants to you of stock options with respect to the Blockbuster A Stock:

                 (x) stock options granted to you with respect to the Blockbuster A Stock which are exercisable on or prior to the date of the termination of your employment under paragraph 8(b) or 8(c) will be exercisable until six (6) months (or, if provided under the plan governing such stock options, until one (1) year) after the date of such termination or, if earlier, the expiration date of such stock options;

                 (y) the vesting of all stock options granted to you with respect to the Blockbuster A Stock which have not become exercisable on or prior to the date of the termination of your employment under paragraph 8(b) or 8(c) will be accelerated and such stock options will be exercisable until six (6) months (or, if provided under the plan governing such stock options, until one (1) year) after the date of such termination; and


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John F. Antioco
July 15, 1999
Page 10


                 (z) stock options that would have been issued to you with respect to the Blockbuster A Stock pursuant to paragraph 3(d)(ii) shall be granted at fair market value as of the date of the termination of your employment under paragraph 8(b) or 8(c) and such stock options will be exercisable until six (6) months (or, if provided under the terms of the plan governing such options, until one
                        (1) year) after the date of such termination;

PROVIDED, HOWEVER, you shall be required to mitigate the amount of any payment provided for in (i), (ii), (iii) and (iv) of this paragraph 8(d) by seeking other employment or otherwise (I.E., by self-employment), and the amount of any such payment provided for in (i), (ii), (iii) and (iv) shall be reduced by any cash compensation earned by you from a third party (I.E., as salary, bonus, car allowance, etc.) except that mitigation shall not be required, and no reduction for any other cash compensation shall be made, for eighteen (18) months after the termination of your employment or for the period commencing with the termination of your employment and ending on the last day of the Employment Term, whichever is shorter. The payments provided for in (i) above are in lieu of any severance or income continuation or protection under any Viacom or Blockbuster plan that may now or hereafter exist. The payments and benefits to be provided pursuant to this paragraph 8(d) shall constitute liquidated damages, and shall be deemed to satisfy and be in full and final settlement of all obligations of Blockbuster to you under this Agreement.

          (e) TERMINATION OF BENEFITS. Notwithstanding anything in this Agreement to the contrary (except as otherwise provided in paragraph 8(d) with respect to medical, dental and life insurance), coverage under all Blockbuster benefit plans and programs (including, without limitation, vacation, 401(k), excess 401(k), pension plan, excess pension plan, LTD, car insurance, accidental death and dismemberment and business travel and accident insurance) will terminate upon the termination of your employment except to the extent otherwise expressly provided in such plans or programs.

          (f) NON-RENEWAL. In the event that Blockbuster does not extend or renew this Agreement at the end of the Employment Term on no less favorable terms, the vesting of all stock options granted to you with respect to the Blockbuster A Stock that are not exercisable as of the end of the Employment Term shall be accelerated and such stock options, together with all stock options (if any) granted to you with respect to the Blockbuster A Stock which are exercisable at the end of the Employment Term, will be exercisable until six
(6) months (or, if provided under the plan governing such stock options, until one (1) year) after the end of the Employment Term.

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John F. Antioco
July 15, 1999
Page  11


          9. DEATH. If you die prior to the end of the Employment Term, your beneficiary or estate shall be entitled to receive, subject to applicable withholding taxes, the following:

          (i)    your Salary up to the date on which the death occurs;

          (ii) a pro-rated Target Bonus for the calendar year in which the death occurs;

          (iii) Deferred Compensation attributable to prior calendar years payable, together with the return thereon as provided in paragraph 3(c), prior to January 31 of the following year; and

          (iv) the vesting of all stock options granted to you with respect to the Blockbuster A Stock which have not become exercisable on or prior to the date on which the death occurs will be accelerated and such stock options, together with all stock options granted to you with respect to the Blockbuster A Stock which are exercisable on or prior to the date on which the death occurs, will be exercisable until one (1) year after such date or, if earlier, the expiration date of such stock options.

     10. SECTION 317 AND 507 OF THE FEDERAL COMMUNICATIONS ACT. You represent that you have not accepted or given nor will you accept or give, directly or indirectly, any money, services or other valuable consideration from or to anyone other than Blockbuster for the inclusion of any matter as part of any film, television program or other production produced, distributed and/or developed by Blockbuster and/or any of its affiliates.

     11. EQUAL OPPORTUNITY EMPLOYER. You acknowledge that Blockbuster is an equal opportunity employer. You agree that you will comply with Blockbuster policies regarding employment practices and with applicable federal, state and local laws prohibiting discrimination on the basis of race, color, creed, national origin, age, sex or disability.

     12. NOTICES. All notices required to be given hereunder shall be given in writing, by personal delivery or by mail at the respective addresses of the parties hereto set forth above, or at such other address as may be designated in writing by either party, and, in the case of Blockbuster, to the attention of the General Counsel of Viacom before the IPO and the General Counsel of Blockbuster after the IPO. Any notice given by mail shall be deemed to have been given three days following such mailing.

     13. ASSIGNMENT. This is an Agreement for the performance of personal services by you and may not be assigned by you or Blockbuster except that Blockbuster may assign this Agreement to any affiliate of Blockbuster or any successor in interest to Blockbuster and, before the IPO, to Viacom or any affiliate of Viacom or any successor in interest to Viacom.

John F. Antioco
July 15, 1999
Page  12


     14. TEXAS LAW, ETC. This Agreement and all matters or issues collateral thereto shall be governed by the laws of the State of Texas applicable to contracts entered into and performed entirely therein. Any action to enforce this Agreement shall be brought in the state or federal courts located in the State of Texas.

     15. NO IMPLIED CONTRACT. Nothing contained in this Agreement shall be construed to impose any obligation on Blockbuster to renew this Agreement or any portion thereof. The parties intend to be bound only upon execution of a written agreement and no negotiation, exchange of draft or partial performance shall be deemed to imply an agreement. Neither the continuation of employment nor any other conduct shall be deemed to imply a continuing agreement upon the expiration of this Agreement.

     16. ENTIRE UNDERSTANDING. This Agreement contains the entire understanding of the parties hereto relating to the subject matter herein contained, and can be changed only by a writing signed by both parties hereto.

     17. VOID PROVISIONS. If any provision of this Agreement, as applied to either party or to any circumstances, shall be adjudged by a court to be void or unenforceable, the same shall be deemed stricken from this Agreement and shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.

     18. SUPERSEDES PREVIOUS AGREEMENT. This Agreement supersedes and cancels all prior agreements relating to your employment by Blockbuster, Viacom or any of Viacom's affiliates except that the provision in your prior employment agreement dated as of May 28, 1997 with Viacom shall remain in effect and be incorporated into this Agreement which provided that, upon the termination of your employment with Viacom for Good Reason or without "cause" (or, if earlier, your death, your receipt of benefits under the LTD program or the non-renewal of your employment agreement upon no less favorable terms at the end of the employment term on June 15, 2002), the vesting of all stock options granted to you under Viacom's 1997 Long-Term Management Incentive Plan or any successor plan (collectively, the "LTMIP") which have not become exercisable on or prior to such date will be accelerated, and such stock options will be exercisable until six (6) months (or, if provided under the LTMIP, until one (1) year) after such date. Defined terms used in the preceding sentence shall have the meanings provided in this Agreement.

     19. SEPARATION FROM VIACOM. After Viacom ceases to own a majority of Blockbuster's Class B Common Stock, the references to Viacom and Viacom's affiliates in Article 6 shall be eliminated except that such references in the covenants set forth in paragraphs 6(b), (c) and (e) (with respect to confidential information, no employee solicitation and litigation) shall, without limiting the scope of such covenants, continue to apply to Viacom and Viacom's affiliates.

John F. Antioco
July 15, 1999
Page  13


     If the foregoing correctly sets forth our understanding, please sign one copy of this letter and return it to the undersigned, whereupon this letter shall constitute a binding agreement between us.

                                       Very truly yours,

                                       BLOCKBUSTER INC.


                                       By:  /s/ Gary J. Peterson
                                          -------------------------------------
                                          Name:   Gary J. Peterson
                                          Title:  Executive Vice President,
                                                  Chief Operations Officer


      ACCEPTED AND AGREED:



      /s/ John F. Antioco
     ----------------------
          John F. Antioco